Exhibit 99.1

B&G Foods Announces Second Quarter 2006 Financial Results

Parsippany, N.J., August 3, 2006—B&G Foods, Inc. (AMEX: BGF), a manufacturer and distributor of high quality, shelf-stable foods, today announced financial results for the thirteen and twenty-six weeks ended July 1, 2006.

Financial Results for the Thirteen Weeks Ended July 1, 2006

Net sales for the thirteen weeks ended July 1, 2006 increased 11.9% to $105.3 million from $94.1 million for the thirteen weeks ended July 2, 2005.  The Ortega food service dispensing pouch and dipping cup acquisition completed in the fourth quarter of fiscal 2005 accounted for $3.4 million of the net sales increase, the Grandma’s molasses acquisition completed in the first quarter of fiscal 2006 accounted for $1.4 million of the net sales increase and a temporary co-packing arrangement expected to remain in place for another three to six months accounted for $1.2 million of the net sales increase.  Gross profit for the thirteen weeks ended July 1, 2006 increased 19.6% to $28.4 million from $23.7 million in the comparable period last year.  Pro forma gross profit, which excludes the restructuring charge described below, for the thirteen weeks ended July 2, 2006, increased 5.7% to $28.4 million from $26.9 million in the comparable period last year.  Operating income increased 33.7% to $14.7 million for the thirteen-week period ended July 1, 2006, from $11.0 million in the comparable period last year. Operating income for thirteen-week period ended July 2, 2005 was negatively impacted by $3.1 million as a result of the restructuring charge described below.

Net income available to common stockholders was $2.3 million for the thirteen-week period ended July 1, 2006 compared to $0.3 million for the thirteen-week period ended July 2, 2005.  For the thirteen-week period ended July 1, 2006, earnings per share of Class A common stock increased to $0.14 from $0.07 for the thirteen-week period ended July 2, 2005 and loss per share of Class B common stock decreased to $0.07 from $0.14.

For the thirteen weeks ended July 1, 2006, EBITDA (see “About Non-GAAP Financial Measures” below) increased 32.6% to $16.8 million from $12.7 million.  During the thirteen weeks ended July 2, 2005, B&G Foods recorded in cost of goods sold a restructuring charge of $3.1 million related to the closing of its New Iberia, Louisiana, manufacturing facility.  Adjusted EBITDA for the thirteen weeks ended July 2, 2005, which excludes the restructuring charge, was $15.8 million.

David L. Wenner, Chief Executive Officer of B&G Foods, stated, “We were very pleased to report yet another solid quarter, and believe our financial and operating performance reflects our ongoing success in implementing price increases and trade spending initiatives.  While costs remain high, we remain confident that the strategies we have in place will enable us to continue successfully managing the business going forward.”

Financial Results for the Twenty-six Weeks Ended July 1, 2006

Net sales for the twenty-six weeks ended July 1, 2006 increased 7.6% to $198.2 million from $184.2 million in the comparable period of fiscal 2005.  The Ortega food service dispensing pouch and dipping cup acquisition accounted for $6.2 million of the net sales increase, the Grandma’s molasses acquisition accounted for $2.4 million of the net sales increase and a temporary co-packing arrangement accounted for $2.1 million of the net sales increase.  Gross profit for the twenty-six weeks ended July 1, 2006, increased 11.5% to $56.3 million from $50.5 million in the comparable period last year.  Pro forma gross profit, which excludes the restructuring charge described below, for the twenty-six weeks ended July 2, 2006, increased 4.8% to $56.3 million from $53.7 million in the comparable period last year.  Operating income increased 15.7% to $30.4 million during the first twenty-six weeks of fiscal 2006, compared to $26.3 million in the comparable period in fiscal 2005.  Operating income for twenty-six week period ended July 2, 2005 was negatively impacted by $3.2 million as a result of the restructuring charge described below.

Net income available to common stockholders was $5.3 million for the twenty-six week period ended July 1, 2006 compared to $3.3 million for the twenty-six week period ended July 2, 2005.  For the twenty-six week period ended July 1, 2006, earnings per share of Class A common stock increased to $0.30 from $0.23 for the twenty-six week period ended July 2, 2005 and loss per share of Class B common stock decreased to $0.12 from $0.19.

During the twenty-six week period ended July 1, 2006, EBITDA increased 15.7% to $34.3 million from $29.6 million.  During the twenty-six weeks ended July 2, 2005, B&G Foods recorded in cost of goods sold a restructuring charge of $3.2 million related to the closing of its New Iberia, Louisiana, manufacturing facility.  Adjusted EBITDA for the twenty-six weeks ended July 2, 2005, which excludes the restructuring charge, was $32.9 million.

Conference Call

B&G Foods will hold a webcast and conference call at 4:30 pm ET today, August 3, 2006.  The call will be webcast live over the Internet from the Investor Relations section of B&G Foods’ website at www.bgfoods.com under “Company Overview.”  Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast. The call can also be accessed live over the phone by dialing (800) 289-0572 or for international callers by dialing (913) 981-5543.

A replay of the call will be available one hour after the call and can be accessed by dialing (888) 203-1112 or (719) 457-0820 for international callers.  The password is 3533445. The replay will be available from August 3, 2006 through August 10, 2006.

About Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP (Generally Accepted Accounting Principles) financial measures.”  A non-GAAP financial measure is defined as a numerical measure of B&G Foods’ financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, changes in stockholders’ equity and comprehensive income and cash flows.  B&G Foods presents EBITDA (net income before net interest expense, income taxes, depreciation and amortization) and adjusted EBITDA (EBITDA as adjusted for restructuring charges incurred in fiscal 2005) because B&G Foods believes they are useful indicators of its historical debt capacity and ability to service debt.  B&G Foods also presents this discussion of EBITDA and adjusted EBITDA because covenants in the indenture governing its senior notes, its credit facility and the indenture governing its senior subordinated notes contain ratios based on these measures.

A reconciliation of EBITDA and adjusted EBITDA with the most directly comparable GAAP measure is included below for the thirteen and twenty-six weeks ended July 1, 2006 and July 2, 2005 along with the components of EBITDA and adjusted EBITDA.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico. B&G Foods’ products include pickles and peppers, jams, jellies and fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty store, private label, club and mass merchandiser channels of distribution. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, San Del, Ac’cent Sa-Son, Trappey’s, Underwood, Up Country Organics, Vermont Maid and Wright’s.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	John Flanagan
866-211-8151	203-682-8222

B&G Foods, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
(Unaudited)

	July 1, 2006	December 31, 2005
Assets

Current assets:
Cash and cash equivalents	$21,541	$25,429
Trade accounts receivable, net	29,075	31,869
Inventories	90,693	85,530
Prepaid expenses	3,158	3,249
Assets held for sale	750	750
Deferred income taxes	3,381	3,381
Income tax receivable	—	618
Total current assets	148,598	150,826

Property, plant and equipment, net of accumulated depreciation of $44,041 and $40,457	40,719	40,190
Goodwill	198,072	189,028
Trademarks	200,220	194,264
Customer relationship intangibles, net	14,746	—
Net deferred financing costs and other assets	18,863	19,867
Total assets	$621,218	$594,175

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$27,747	$26,337
Accrued expenses	17,444	16,413
Dividends payable	4,240	4,240
Total current liabilities	49,431	46,990

Long-term debt	430,800	405,800
Other liabilities	209	245
Deferred income taxes	60,660	57,866
Total liabilities	541,100	510,901

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Class A common stock, $0.01 par value per share. Authorized 100,000,000 shares; issued and outstanding 20,000,000 shares	200	200
Class B common stock, $0.01 par value per share. Authorized 25,000,000 shares; issued and outstanding 7,556,443 shares	76	76
Additional paid-in capital	127,632	136,112
Accumulated other comprehensive income (loss)	6	(57)
Accumulated deficit	(47,796)	(53,057)
Total stockholders’ equity	80,118	83,274
Total liabilities and stockholders’ equity	$621,218	$594,175

B&G Foods, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005

Net sales	$105,265	$94,116	$198,245	$184,227
Cost of goods sold	76,862	67,242	141,976	130,525
Cost of goods sold—restructuring charge	—	3,128	—	3,244
Gross profit	28,403	23,746	56,269	50,458

Operating expenses:
Sales, marketing and distribution expenses	11,588	10,801	22,069	20,860
General and administrative expenses	1,775	1,958	3,463	3,327
Amortization expense—customer relationships	354	—	354	—
Operating income	14,686	10,987	30,383	26,271

Other expenses:
Interest expense, net	10,929	10,428	21,787	20,862
Income before income tax expense	3,757	559	8,596	5,409
Income tax expense	1,448	223	3,335	2,115
Net income	$2,309	$336	5,261	$3,294

Earnings per share calculations:
Net income available to common stockholders per share of common stock:
Basic and diluted distributed earnings:
Class A common stock	$0.21	$0.21	$0.42	$0.42
Earnings (loss) per share:
Basic and diluted Class A common stock	$0.14	$0.07	$0.30	$0.23
Basic and diluted Class B common stock	$(0.07)	$(0.14)	$(0.12)	$(0.19)

Reconciliation of EBITDA and Adjusted EBITDA to Net Cash Provided by Operating Activities (dollars in thousands).

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net income	$2,309	$336	$5,261	$3,294
Income tax expense	1,448	223	3,335	2,115
Interest expense, net	10,929	10,428	21,787	20,862
Depreciation and amortization	2,133	1,693	3,904	3,360
EBITDA (1)	16,819	12,680	34,287	29,631
Adjustments to EBITDA — restructuring (1)(2)	—	3,128	—	3,244
Adjusted EBITDA (1)	16,819	15,808	34,287	32,875
Income tax expense	(1,448)	(223)	(3,335)	(2,115)
Interest expense, net	(10,929)	(10,428)	(21,787)	(20,862)
Deferred income taxes	1,178	485	2,794	2,284
Restructuring charge—cash portion	—	(315)	—	(431)
Amortization of deferred financing costs	704	698	1,412	1,396
Changes in assets and liabilities, net of effects of business combination	(928)	(507)	673	(7,891)
Net cash provided by operating activities	$5,396	$5,518	$14,044	$5,256

(1)             We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  We define adjusted EBITDA as EBITDA as adjusted for restructuring charges incurred in fiscal 2005.  We believe that the most directly comparable GAAP financial measure to EBITDA and adjusted EBITDA is net cash provided by operating activities.  We present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt.  We also present this discussion of EBITDA and adjusted EBITDA because covenants in our credit facility and the indentures governing the senior notes and the senior subordinated notes contain ratios based on these measures. EBITDA and adjusted EBITDA are not substitutes for operating income or net income, as determined in accordance with generally accepted accounting principles.  EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions, if any, and pay its income taxes and dividends, if any, and in the case of adjusted EBITDA, the cost to restructure our operations.  Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements.  EBITDA and adjusted EBITDA also are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes and in the case of adjusted EBITDA, the cost of restructuring charges.  EBITDA and adjusted EBITDA, as we define them, may differ from similarly named measures used by other entities.

(2)             On July 1, 2005, we closed our New Iberia, Louisiana, manufacturing facility as part of our ongoing efforts to improve our production capacity utilization, productivity, and operating efficiencies and lower our overall costs.  In fiscal 2005, we recorded a charge of $3.8 million, of which $3.1 million and $3.2 million was recorded during the thirteen and twenty-six weeks ended July 2, 2005, respectively.  The charge associated with the plant closing included a cash charge for employee compensation and other costs of $0.8 million and a non-cash charge for the impairment of property, plant, equipment and inventory of $3.0 million.